Exhibit 99.1

Media Relations: Mark Petrarca 414-359-4100 mpetrarca@aosmith.com	Investor Relations: Helen Gurholt 414-359-4157 hgurholt@aosmith.com
FOR IMMEDIATE RELEASE
October 26, 2023

A. O. Smith Reports Earnings Per Share (EPS) of $0.90 in Third Quarter 2023, a Year-Over-Year Increase of 27%
Third Quarter 2023 Highlights
(Comparisons are year-over-year (“YoY”), unless otherwise noted)
•Sales of $938 million, an increase of 7%
◦North America increased 9%
◦Rest of World increased 1%, an increase of 6% in local currency
•Net earnings of $135.4 million resulted in EPS of $0.90, an increase of 27%
•Strong operating cash flow and free cash flow of $439 million and $396 million, respectively, driven by higher earnings and working capital management
•2023 Outlook raised to:
◦Sales to grow approximately 2%, compared to 2022
◦EPS of between $3.63 and $3.73 and adjusted EPS between $3.70 and $3.80
Milwaukee, Wis.— Global water technology company A. O. Smith Corporation (“the Company”) (NYSE: AOS) today announced its third quarter 2023 results.
Key Financial Metrics
Third Quarter
(in millions, except per share amounts)

	Q3 2023	Q3 2022	% Change YoY
Net sales	$937.5	$874.2	7%
Net earnings	$135.4	$109.8	23%
Adjusted earnings	$135.4	$106.6[1]	27%
Diluted earnings per share	$0.90	$0.71	27%
Adjusted earnings per share	$0.90	$0.69[1]	30%
1Excludes legal judgment income, terminated acquisition-related expenses and non-operating pension expense. See accompanying GAAP to Non-GAAP reconciliations for further details.

“A. O. Smith delivered strong performance in the third quarter driven by continued strength in residential water heater demand and lower year-over-year material costs in North America. While the economy remains challenged in China, our sales grew 9% in local currency driven by new product offerings and improvement across most of our product lines. I am also pleased with our performance in India where we have delivered 17% local currency sales growth through September,” noted Kevin J. Wheeler, chairman and chief executive officer. “Our global team remains focused on serving our customers which led to our strong results this quarter.”
Segment-level Performance
North America
Third Quarter 2023
Third quarter sales of $709.9 million increased 9% compared to third quarter sales in the prior year. Higher water heater volumes more than offset lower boiler volumes.
Third quarter segment earnings were $170.0 million, an increase of 20%, and segment operating margin was 23.9%, an increase of 220 basis points compared to the prior year. Compared to third quarter 2022 adjusted segment earnings and adjusted segment margin, which excluded a pre-tax gain of $11.5 million due to a judgment against a competitor related to patent infringement and pre-tax non-operating pension expenses of $2.6 million, third quarter 2023 segment earnings and segment margin increased by 27.9 percent and 350 basis points, respectively. The higher segment earnings and segment operating margin in the third quarter of 2023 were primarily driven by higher residential water heater volumes and lower material costs, partially offset by impacts of lower boiler volumes.
Rest of World
Third Quarter 2023
Rest of World sales of $233.4 million increased 1% year-over-year, including an unfavorable currency translation impact of approximately $11 million. In local currency, segment sales increased by approximately 6% year-over-year. The increase in sales was primarily driven by our recently introduced kitchen appliance products in China. Sales in India increased 13% in local currency.
Segment earnings were $23.2 million in the third quarter of 2023, an increase of 6%, and segment operating margin was 9.9% in the third quarter of 2023, an improvement of 40 basis points compared to the prior year. The higher segment earnings and segment margin were primarily driven by sales of new products and favorable mix in China.
Balance Sheet, Liquidity and Capital Allocation
As of September 30, 2023, cash and marketable securities balances totaled $341.8 million and debt totaled $129.6 million, resulting in a leverage ratio of 6.4% as measured by total debt-to-total capitalization.
Cash provided by operations was $439.0 million and free cash flow was $396.3 million in the first nine months of 2023, which increased year-over-year driven by higher earnings and a more favorable working capital contribution primarily related to lower inventory levels and incentive payments.
As part of its commitment to return capital to shareholders, the Company repurchased approximately 2.4 million shares at a cost of $161.4 million in the nine months ended September 30, 2023. As of September 30, 2023, authority remained to repurchase approximately 5.5 million additional shares. The Company expects to spend $300 million repurchasing shares in 2023.

On October 9, 2023, the Company’s board of directors approved a 7% increase in the dividend rate, resulting in a five-year annual dividend growth rate of 10%.
Outlook
2023 Outlook
(in millions, except per share amounts)

	2022	2023 Outlook
	Actual	Low End	High End
Net sales	$3,754	$3,800	$3,850
Diluted earnings per share	$1.51	$3.63	$3.73
Adjusted earnings per share	$3.14[2]	$3.70[3]	$3.80[3]
2Excludes pension settlement expense, legal judgment income, terminated acquisition-related expenses and non-operating pension expense. See accompanying GAAP to Non-GAAP reconciliations for further details.
3Excludes impairment charge associated with the company’s sale of its business in Turkey and pension settlement income. See accompanying GAAP to Non-GAAP reconciliations for further details.
“We are very pleased with our team’s continued execution through the third quarter, in particular, our margin performance. Our strong results, resilience in North America water heater demand and our current view of our price cost relationship give us confidence to raise our full year outlook,” stated Wheeler. “Our revised outlook for the full year 2023 projects our sales to grow approximately 2% compared to last year. We raised our expected full year adjusted EPS to be between $3.70 and $3.80, a 19% year-over-year increase at the mid-point.”
The Company’s guidance excludes the potential impacts from future acquisitions.
A. O. Smith will host a webcasted conference call at 10 a.m. (Eastern Daylight Time) today. The call can be heard live on the Company’s website. An audio replay of the call will be available on the Company’s website after the live event. To access the archived audio replay, go to the “Investors” page and select the Third Quarter 2023 Earnings Call link.
To provide improved transparency into the operating results of its business, the Company is providing the following non-GAAP measures: total segment earnings, free cash flow, adjusted earnings, adjusted segment earnings and adjusted corporate expenses. Free cash flow is defined as cash provided by operations less capital expenditures. Adjusted earnings, adjusted EPS, adjusted segment earnings and adjusted corporate expenses exclude the impact of impairment charges, pension settlement income and expenses, as well as legal judgment income, expenses associated with terminated acquisition costs and non-operating pension expenses. Reconciliations from GAAP measures to non-GAAP measures are provided in the financial information included in this news release.

Forward-looking Statements
This release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “continue,” “guidance,” “outlook” or words of similar meaning. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: softening in U.S. residential water heater demand; negative impacts to the Company, particularly the demand for its products, resulting from global inflationary pressures or a potential recession in one or more of the markets in which the Company participates; the Company’s ability to continue to obtain commodities, components, parts and accessories on a timely basis through its supply chain and at expected costs; negative impacts to demand for the Company’s products, particularly commercial products, as a result of the severity and duration of the lingering effects of the COVID-19 pandemic; further weakening in U.S. residential or commercial construction or instability in the Company’s replacement markets; inability of the Company to implement or maintain pricing actions; inconsistent recovery of the Chinese economy or further decline in the growth rate of consumer spending or housing sales in China; negative impact to the Company’s business in China as a result of future COVID-19-related disruptions there; negative impact to the Company’s businesses from international tariffs, trade disputes and geopolitical differences, including the conflicts in Ukraine and the Middle East; potential further weakening in the high-efficiency gas boiler segment in the U.S.; substantial defaults in payment by, material reduction in purchases by or the loss, bankruptcy or insolvency of a major customer; foreign currency fluctuations; the Company’s inability to successfully integrate or achieve its strategic objectives resulting from acquisitions; competitive pressures on the Company’s businesses; the impact of potential information technology or data security breaches; changes in government regulations or regulatory requirements; the inability to respond to secular trends toward decarbonization and energy efficiency; and adverse developments in general economic, political and business conditions in key regions of the world. Forward-looking statements included in this news release are made only as of the date of this release, and the Company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the Company, or persons acting on its behalf, are qualified entirely by these cautionary statements.
About A. O. Smith
A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. Listed on the New York Stock Exchange (NYSE: AOS), the Company is one of the world’s leading manufacturers of residential and commercial water heating equipment and boilers, as well as water treatment products. For more information, visit www.aosmith.com.
SOURCE: A. O. Smith Corporation
###

A. O. SMITH CORPORATION
Condensed Consolidated Statement of Earnings
(dollars in millions, except share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net sales	$937.5	$874.2	$2,864.7	$2,817.8
Cost of products sold	581.3	569.2	1,749.7	1,836.8
Gross profit	356.2	305.0	1,115.0	981.0
Selling, general and administrative expenses	174.9	155.5	542.4	502.0
Impairment expense	—	—	15.6	—
Interest expense	2.4	2.4	10.9	6.0
Other expense (income), net	2.5	2.4	(10.5)	6.4
Earnings before provision for income taxes	176.4	144.7	556.6	466.6
Provision for income taxes	41.0	34.9	137.3	110.8
Net earnings	$135.4	$109.8	$419.3	$355.8
Diluted earnings per share of common stock(1)	$0.90	$0.71	$2.77	$2.27
Average common shares outstanding (000’s omitted)	151,210	155,075	151,548	156,663
(1) Earnings per share amounts are calculated discretely and, therefore, may not add up to the total due to rounding.

A. O. SMITH CORPORATION
Condensed Consolidated Balance Sheet
(dollars in millions)

	(Unaudited) September 30, 2023	December 31, 2022
ASSETS:
Cash and cash equivalents	$281.0	$391.2
Marketable securities	60.8	90.6
Receivables	587.4	581.2
Inventories	519.0	516.4
Other current assets	56.3	54.3
Total Current Assets	1,504.5	1,633.7
Net property, plant and equipment	581.1	590.7
Goodwill and other intangibles	969.1	967.6
Operating lease assets	33.3	29.8
Other assets	112.1	110.5
Total Assets	$3,200.1	$3,332.3
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Trade payables	$561.8	$625.8
Accrued payroll and benefits	86.7	75.7
Accrued liabilities	175.2	159.1
Product warranties	61.9	63.6
Debt due within one year	10.0	10.0
Total Current Liabilities	895.6	934.2
Long-term debt	119.6	334.5
Operating lease liabilities	26.0	22.4
Other liabilities	276.5	293.5
Stockholders’ equity	1,882.4	1,747.7
Total Liabilities and Stockholders’ Equity	$3,200.1	$3,332.3

A. O. SMITH CORPORATION
Condensed Consolidated Statement of Cash Flows
(dollars in millions)
(unaudited)

	Nine Months Ended September 30,
	2023	2022
Operating Activities
Net earnings	$419.3	$355.8
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	57.5	56.5
Stock based compensation expense	10.1	10.4
Non-cash impairment	15.6	—
Pension settlement income	(6.0)	—
Pension settlement income non-cash taxes	1.5	—
Net changes in operating assets and liabilities:
Current assets and liabilities	(44.6)	(212.6)
Noncurrent assets and liabilities	(14.4)	4.6
Cash Provided by Operating Activities	439.0	214.7
Investing Activities
Capital expenditures	(42.7)	(50.9)
Acquisitions	(16.1)	(8.0)
Investment in marketable securities	(63.1)	(35.3)
Net proceeds from sale of marketable securities	91.1	152.5
Cash (Used in) Provided by Investing Activities	(30.8)	58.3
Financing Activities
Long-term debt (repaid) incurred	(214.9)	94.6
Common stock repurchases	(161.4)	(282.0)
Net proceeds (payments) from stock option activity	11.3	(1.6)
Dividends paid	(135.7)	(131.1)
Cash Used in Financing Activities	(500.7)	(320.1)
Effect of exchange rate changes on cash and cash equivalents	(17.7)	(37.4)
Net decrease in cash and cash equivalents	(110.2)	(84.5)
Cash and cash equivalents - beginning of period	391.2	443.3
Cash and Cash Equivalents - End of Period	$281.0	$358.8

A. O. SMITH CORPORATION
Business Segments
(dollars in millions)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net sales
North America	$709.9	$652.9	$2,184.9	$2,127.1
Rest of World	233.4	230.2	696.7	716.1
Inter-segment sales	(5.8)	(8.9)	(16.9)	(25.4)
	$937.5	$874.2	$2,864.7	$2,817.8
Earnings
North America(1)	$170.0	$141.8	$557.7	$453.5
Rest of World(2)	23.2	21.8	56.8	64.7
Inter-segment earnings elimination	—	—	—	(0.1)
	193.2	163.6	614.5	518.1
Corporate expense(3)	(14.4)	(16.5)	(47.0)	(45.5)
Interest expense	(2.4)	(2.4)	(10.9)	(6.0)
Earnings before income taxes	176.4	144.7	556.6	466.6
Provision for incomes taxes	41.0	34.9	137.3	110.8
Net earnings	$135.4	$109.8	$419.3	$355.8

Additional Information
(1) Adjustments: North America
includes pension settlement income of:	$—	$—	$(5.0)	$—
includes pension expense of:	—	2.6	—	7.8
includes legal judgment income of:	—	(11.5)	—	(11.5)
(2) Adjustments: Rest of World
includes impairment expense of:	—	—	12.5	—
(3) Adjustments: Corporate expense
includes terminated acquisition-related expenses of:	—	4.3	—	4.3
includes pension settlement income of:	—	—	(1.0)	—
includes impairment expense of:	—	—	3.1	—
includes pension expense of:	—	0.4	—	1.1

A. O. SMITH CORPORATION
Adjusted Earnings and Adjusted Earnings Per Share
(dollars in millions, except per share data)
(unaudited)
The following is a reconciliation of net earnings and diluted earnings per share to adjusted earnings (non-GAAP) and adjusted earnings per share (non-GAAP):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net Earnings (GAAP)	$135.4	$109.8	$419.3	$355.8
Impairment expense, before tax	—	—	15.6	—
Pension settlement income, before tax	—	—	(6.0)	—
Pension expense, before tax	—	3.0	—	8.9
Legal judgment income, before tax	—	(11.5)	—	(11.5)
Terminated acquisition-related expenses, before tax	—	4.3	—	4.3
Tax effect on above items	—	1.0	1.5	(0.4)
Adjusted Earnings (non-GAAP)	$135.4	$106.6	$430.4	$357.1

Diluted Earnings Per Share (GAAP)(1)	$0.90	$0.71	$2.77	$2.27
Impairment expense per diluted share, before tax	—	—	0.10	—
Pension settlement income per diluted share, before tax	—	—	(0.04)	—
Pension expense per diluted share, before tax	—	0.02	—	0.06
Legal judgment income per diluted share, before tax	—	(0.07)	—	(0.07)
Terminated acquisition-related expenses per diluted share, before tax	—	0.03	—	0.03
Tax effect on above items per diluted share	—	—	0.01	(0.01)
Adjusted Earnings Per Share (non-GAAP)(1)	$0.90	$0.69	$2.84	$2.28
(1) Earnings per share amounts are calculated discretely and, therefore, may not add up to the total due to rounding.

A. O. SMITH CORPORATION
Adjusted Segment Earnings
(dollars in millions)
(unaudited)
The following is a reconciliation of reported earnings before provision for income taxes to total segment earnings (non-GAAP)     and adjusted segment earnings (non-GAAP):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Earnings Before Provision for Income Taxes (GAAP)	$176.4	$144.7	$556.6	$466.6
Add: Corporate expense(1)	14.4	16.5	47.0	45.5
Add: Interest expense	2.4	2.4	10.9	6.0
Total Segment Earnings (non-GAAP)	$193.2	$163.6	$614.5	$518.1

North America(2)	$170.0	$141.8	$557.7	$453.5
Rest of World(3)	23.2	21.8	56.8	64.7
Inter-segment earnings elimination	—	—	—	(0.1)
Total Segment Earnings (non-GAAP)	$193.2	$163.6	$614.5	$518.1

Additional Information
(1)Corporate expense	$(14.4)	$(16.5)	$(47.0)	$(45.5)
Pension settlement income, before tax	—	—	(1.0)	—
Impairment expense, before tax	—	—	3.1	—
Pension expense, before tax	—	0.4	—	1.1
Terminated acquisition-related expenses, before tax	—	4.3	—	4.3
Adjusted Corporate expense (non-GAAP)	$(14.4)	$(11.8)	$(44.9)	$(40.1)

(2)North America	$170.0	$141.8	$557.7	$453.5
Pension settlement income, before tax	—	—	(5.0)	—
Pension expense, before tax	—	2.6	—	7.8
Legal judgment income, before tax	—	(11.5)	—	(11.5)
Adjusted North America (non-GAAP)	$170.0	$132.9	$552.7	$449.8

(3)Rest of World	$23.2	$21.8	$56.8	$64.7
Impairment expense, before tax	—	—	12.5	—
Adjusted Rest of World (non-GAAP)	$23.2	$21.8	$69.3	$64.7

A. O. SMITH CORPORATION
Free Cash Flow
(dollars in millions)
(unaudited)

The following is a reconciliation of reported cash flow from operating activities to free cash flow (non-GAAP):

	Nine Months Ended September 30,
	2023	2022
Cash provided by operating activities (GAAP)	$439.0	$214.7
Less: Capital expenditures	(42.7)	(50.9)
Free cash flow (non-GAAP)	$396.3	$163.8

A. O. SMITH CORPORATION
2023 Adjusted EPS Guidance and 2022 Adjusted EPS
(unaudited)

The following is a reconciliation of diluted EPS to adjusted EPS (non-GAAP) (all items are net of tax):

	2023 Guidance		2022
Diluted EPS (GAAP)	$ 3.63 - 3.73		$1.51
Impairment expense	0.10	(1)	—
Pension settlement (income) expense	(0.03)	(2)	1.60	(3)
Pension expense	—		0.06	(4)
Legal judgment income	—		(0.05)
Terminated acquisition-related expenses	—		0.02
Adjusted EPS (non-GAAP)	$ 3.70 - 3.80		$3.14
(1)Includes pre-tax impairment expense of $12.5 million and $3.1 million, within the Rest of World segment and Corporate expenses, respectively.
(2)Includes pre-tax pension settlement income of $5.0 million and $1.0 million, within the North America segment and Corporate expenses, respectively.
(3)Includes pre-tax pension settlement expense of $346.8 million and $70.5 million, within the North America segment and Corporate expenses, respectively.
(4)Includes pre-tax pension expense of $9.7 million and $2.0 million, within the North America segment and Corporate expenses, respectively.